Exhibit 99.1

Investor Relations Contact:	Media Contact:
Robert J. Vill	Jane Randel
Senior Vice President – Finance and Treasurer	Senior Vice President, Corporate Communications
Fifth & Pacific Companies, Inc.	Fifth & Pacific Companies, Inc.
201.295.7515	212.626.3408

FIFTH & PACIFIC COMPANIES, INC. REPORTS 2nd QUARTER AND FIRST HALF RESULTS

•                  Reports Q2 2012 adjusted EBITDA of $16 million, excluding unrealized foreign currency gains

•                  Reaffirms 2012 adjusted EBITDA guidance of $125 to $140 million, excluding unrealized foreign currency gains or losses

•                  Reports Q2 GAAP loss per share from continuing operations of ($0.46) and adjusted loss per share of ($0.11), excluding unrealized foreign currency gains

New York, NY – July 26, 2012 – Fifth & Pacific Companies, Inc. (NYSE:FNP) today announced earnings for the second quarter of 2012. For the second quarter of 2012 on a GAAP basis, loss from continuing operations was ($50) million, or ($0.46) per share, compared to a loss from continuing operations of ($54) million, or ($0.57) per share, for the second quarter of 2011.

Adjusted loss per share from continuing operations for the second quarter of 2012 was ($0.09), compared to adjusted loss per share from continuing operations of ($0.16) for the second quarter of 2011 (inclusive of unrealized foreign currency gains (losses) of $0.02 per share in the second quarter of 2012 and ($0.04) per share in the second quarter of 2011).

Adjusted EBITDA for the second quarter of 2012 was $16 million, while comparable adjusted EBITDA was $7 million for the second quarter of 2011 (excluding unrealized foreign currency gains (losses) of $2 million in the second quarter of 2012 and ($6) million in the second quarter of 2011).

Net sales for the second quarter of 2012 were $337 million, a decrease of $23 million, or 6.5%, from the comparable 2011 period. Net sales increased $39 million, or 13.0% on a comparable basis from the 2011 period, excluding the $62 million decline in net sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

The Company also announced second quarter 2012 direct-to-consumer comparable sales as follows:

Brand	April	May	June	Q2
Lucky Brand	10%	9%	3%	8%
kate spade	23%	35%	46%	34%
Juicy Couture	(13%)	(4%)	(10%)	(9%)

For the first half of 2012, the Company recorded a loss from continuing operations of ($101) million, or ($0.96) per share, compared to a loss from continuing operations for the first half of 2011 of ($107) million, or ($1.13) per share. Adjusted loss per share from continuing operations in the first half of 2012 was ($0.31) compared to an adjusted loss per share from continuing operations of ($0.47) in the first half of 2011 (inclusive of unrealized foreign currency losses of ($0.16) per share in the first half of 2011).

Net sales for the first half of 2012 were $654 million, a decrease of $37 million, or 5.3%, from the comparable 2011 period. Net sales increased $75 million, or 13.1% on a comparable basis from the 2011 period, excluding the $112 million decline in net sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

William L. McComb, Chief Executive Officer of Fifth & Pacific Companies, Inc., said: “Adjusted EBITDA, excluding unrealized foreign currency transaction gains, of $16 million in the second quarter was in line with our outlook. We continue to strengthen our balance sheet as we ended the quarter with net debt of $329 million, a decrease of $413 million compared to the second quarter of 2011. We issued an additional $152 million of 10.5% Secured Notes in June and used a portion of the proceeds to redeem the remaining 5% Euro Notes earlier this month. We will also use some of the proceeds along with cash on hand to fund the conditional exercise of our option to acquire our partner Sanei’s 51% interest in our kate spade Japan joint venture expected to close later this year. We further strengthened our capital structure in the quarter with the exchange of $38 million of our 6% Convertible Notes for 10.8 million shares of stock. For fiscal 2012, we continue to forecast adjusted EBITDA, excluding foreign currency transaction gains or losses, in the range of $125 to $140 million.”

Mr. McComb concluded, “Looking at the performance during the quarter of our three global lifestyle brands – Juicy Couture, Lucky Brand and kate spade – we were very pleased with the results at kate and Lucky, where performance exceeded our expectations, while performance at Juicy was below our expectation. kate spade had another strong quarter, posting a 34% increase in direct to consumer comparable sales, driven by strong performance across all categories. At Lucky Brand, direct-to-consumer comparable sales increased 8% in the quarter. Lucky’s strong full price selling in the quarter drove direct–to-consumer gross margin improvement in excess of 700 basis points compared to last year. At Juicy Couture, direct-to-consumer comparable sales of (9%) in the quarter were disappointing, as poor inventory management made it difficult to comp positively. Inventory at Juicy is planned at more appropriate levels for the second half, starting with the first Fall floor set that arrived earlier this month.”

The adjusted results for the second quarter and first half of 2012 and 2011, as well as forward-looking targets, exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, (losses) gains on extinguishment of debt and interest expense charges related to a multi-employer pension withdrawal liability. The Company believes that the adjusted results for such periods represent a more meaningful presentation of its historical operations and financial performance since these results provide period to period comparisons that are consistent and more easily understood. The attached tables, captioned “Reconciliation of Non-GAAP Financial Information,” provide a full reconciliation of actual results to the adjusted results. We present EBITDA, which we define as loss from continuing operations, adjusted to exclude income tax provision (benefit), interest expense, net, (losses) gains on extinguishment of debt and depreciation and amortization. We also present (i) Adjusted EBITDA, which is EBITDA adjusted to exclude the impact of expenses incurred in connection with the Company’s streamlining initiatives and brand-exiting activities, non-cash impairment charges and non-cash share-based compensation expense; (ii) Adjusted EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA further adjusted to exclude unrealized foreign currency gains (losses), net; and (iii) Comparable Adjusted EBITDA excluding foreign currency gains (losses), net, which is Adjusted EBITDA excluding foreign currency gains (losses), net, further adjusted to exclude the estimated Adjusted EBITDA associated with each of the following: Liz Claiborne/JCPenney apparel and handbags; Axcess; DKNY® Jeans; Dana Buchman apparel; and our former Curve fragrance brand and related brands. We present the above-described EBITDA measures because we consider them important supplemental measures of our performance and believe they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in our industry.

The Company will sponsor a conference call at 10:00am EDT today to discuss its results for the second quarter of 2012. The dial-in number is 1-888-694-4676 with pass code 99380732. The web cast and slides accompanying the prepared remarks can be accessed via the Investor Relations section of the Fifth & Pacific website at www.fifthandpacific.com. An archive of the webcast will be available on the website. Additional information on the results of the Company’s operations is available in the Company’s Form 10-Q for the second quarter of 2012, filed with the Securities and Exchange Commission.

SECOND QUARTER  RESULTS

During the fourth quarter of 2011, we determined that we would disaggregate our former Domestic-Based Direct Brands segment into three reportable segments, Juicy Couture, kate spade and Lucky Brand. The operations of our former Partnered Brands segment have become our Adelington Design Group & Other segment. For the second quarter of 2011, our former International-Based Direct Brands segment included allocated corporate expenses that could not be reported as discontinued operations and therefore continue to be reported in our segment results.

Overall Results

Net sales from continuing operations for the second quarter of 2012 were $337 million, a decrease of $23 million, or 6.5% from the second quarter of 2011, reflecting (i) an increase in sales in our kate spade and Lucky Brand segments; and (ii) a decline in sales in our Juicy Couture and Adelington Design Group & Other segments, including a $62 million decrease in sales associated with brands that have been sold or exited but not accounted for as discontinued operations.

Gross profit as a percentage of net sales was 56.6% in the second quarter of 2012, compared to 51.5% in the comparable 2011 period, primarily reflecting a higher percentage of direct-to-consumer sales which run at a higher gross profit rate than the Company average and gross margin expansion in the specialty retail operations across all of our segments.

Selling, general & administrative expenses (“SG&A”) were $228 million, or 67.8% of net sales in the second quarter of 2012, compared to $226 million, or 62.7% of net sales in the second quarter of 2011. The $2 million increase in SG&A compared to the second quarter of 2011 primarily reflected a $30 million increase in expenses related to growth initiatives (new retail stores, e-commerce and marketing) in our kate spade and Juicy Couture segments, partially offset by a $19 million decrease in expenses primarily associated with our Adelington Design Group & Other Segment and a $6 million decrease in streamlining expenses related to brands that have been sold or exited. In the second quarter of 2011, we incurred $3 million of SG&A in our former International-Based Direct Brands segment related to allocated SG&A that could not be reported as discontinued operations.

Operating loss was ($38) million ((11.1%) of net sales) in the second quarter of 2012 compared to an operating loss of ($40) million ((11.2%) of net sales) in the second quarter of 2011. Adjusted operating loss in the second quarter of 2012 was ($9) million ((2.6%) of net sales) compared to an adjusted operating loss of ($5) million ((1.4%) of net sales) in 2011.

Other Income (Expense), net was $5 million in the second quarter of 2012, compared to ($3) million in the second quarter of 2011, primarily reflecting (i) foreign currency transaction gains and losses on our 5% Euro Notes and other foreign currency denominated assets and liabilities; and (ii) equity in earnings of our investments in equity investees.

(Loss) Gain on Extinguishment of Debt was ($3) million in the second quarter of 2012 compared to $7 million in the second quarter of 2011. The 2012 loss reflected losses on the conversion of $15 million of our Convertible Notes into 4.3 million shares of our common stock and the repurchase of 29 million euro aggregate principal amount of our Euro Notes. During the second quarter of 2011, we recorded a $7 million gain on extinguishment of debt in connection with the repurchase of 129 million euro aggregate principal amount of our Euro Notes.

Interest expense, net was $12 million in the second quarter of 2012, compared to $15 million in the second quarter of 2011, primarily reflecting decreases in the principal amount of the Euro Notes and the exchange of our $58 million aggregate principal amount of Convertible Notes for 17 million shares of our common stock during the last 12 months, partially offset by an increase related to the Additional 10.5% Notes, which were issued in June 2012.

Provision for Income Taxes was $2 million in the second quarter of 2012, flat compared to the second quarter of 2011, primarily representing increases in deferred tax liabilities for indefinite-lived intangible assets, current tax on operations in certain jurisdictions and an increase in the accrual for interest related to uncertain tax positions.

Loss from continuing operations in the second quarter of 2012 was ($50) million, or ($0.46) per share, compared to a loss of ($54) million, or ($0.57) per share in the second quarter of 2011. Adjusted loss per share from continuing operations in the second quarter of 2012 was ($0.09), compared to adjusted loss per share from continuing operations of ($0.16) in the second quarter of 2011.

Net loss in the second quarter of 2012 was ($52) million, inclusive of losses related to discontinued operations of ($2) million, compared to a net loss of ($90) million, inclusive of losses related to discontinued operations of ($36) million, in the second quarter of 2011. Loss per share was ($0.48) in the second quarter of 2012 compared to a loss per share of ($0.95) in the second quarter of 2011.

Balance Sheet and Cash Flow

Accounts receivable decreased $65 million, or 36.8%, compared to the second quarter of 2011, primarily due to (i) the sale of an 81.25% interest in the global Mexx business and due to other brands that have been exited and (ii) decreased wholesale sales in our Juicy Couture segment.

Inventories decreased $127 million, or 40.4%, compared to the second quarter of 2011, primarily due to the impact of the sale of an 81.25% interest in the global Mexx business and brands that have been exited. The decrease in inventories was partially offset by an increase in kate spade inventory to support growth initiatives, including retail store expansion.

Cash flow from continuing operating activities for the last twelve months was $81 million.

Debt outstanding decreased to $503 million compared to $769 million in the second quarter of 2011. We ended the first half of 2012 with $174 million in cash and marketable securities, compared to $27 million at the end of the first half of 2011. The $413 million decrease in our net debt position over the last twelve months primarily reflected: (i) the receipt of $471 million primarily from sales transactions (including $20 million received from JCPenney, which is refundable under certain circumstances, with the earliest possible repayment in the fourth quarter of 2012); (ii) net proceeds of $161 million from the issuance of the 10.5% Senior Notes; (iii) the repurchase of 169 million euro aggregate principal amount of our Euro Notes; (iv) the conversion of $58 million of our Convertible Notes into 17 million shares of our common stock; and (v) the funding of $62 million of capital and in-store shop expenditures over the last 12 months, including $23 million to purchase our Ohio distribution center.

Segment Highlights

Net sales and operating income (loss) for our reportable segments are provided below:

Net sales for Juicy Couture were $105 million, a 10.4% decrease compared to 2011, primarily driven by decreases in specialty retail, wholesale apparel, wholesale non-apparel and outlet, partially offset by increases in our e-commerce and licensing operations. Store counts and key operating metrics are as follows:

—        We ended the quarter with 79 specialty retail stores, 52 outlet stores and 5 concessions, reflecting the net addition over the last 12 months of 3 outlet stores;

—        Average retail square footage in the second quarter was approximately 421 thousand square feet, a 0.3% increase compared to 2011;

—        Sales per square foot for comparable stores for the latest twelve months were $646; and

—        Comparable direct-to-consumer sales (inclusive of e-commerce and concessions) decreased by 9% in the second quarter of 2012.

Juicy Couture segment operating loss in the second quarter was ($24) million ((22.5%) of net sales), compared to an operating loss of ($15) million ((13.0%) of net sales) in 2011. Juicy Couture segment adjusted operating loss in the second quarter was ($15) million ((13.9%) of net sales), compared to adjusted operating loss of ($3) million ((2.2%) of net sales) in 2011.

Net sales for Lucky Brand were $112 million, a 15.3% increase compared to 2011, driven by increases across all operations in the segment. Store counts and key operating metrics are as follows:

—        We ended the quarter with 172 specialty retail stores and 44 outlet stores, reflecting the net closure over the last 12 months of 8 specialty retail stores and the net addition of 4 outlet stores;

—        Average retail square footage in the second quarter  was approximately 552 thousand square feet, a 1.9% decrease compared to 2011;

—        Sales per square foot for comparable stores for the latest twelve months were $456; and

—        Comparable direct-to-consumer sales (inclusive of e-commerce) increased 8% in the second quarter of 2012.

Lucky Brand segment operating loss in the second quarter was ($11) million ((10.2%) of net sales), compared to an operating loss of ($10) million ((10.3%) of net sales) in 2011. Lucky Brand segment adjusted operating loss in the second quarter was ($4) million ((3.5%) of net sales), compared to an adjusted operating loss of ($5) million ((5.5%) of net sales) in 2011.

Net sales for kate spade were $101 million, a 48.1% increase compared to 2011, driven by increases across substantially all operations in the segment. Store counts and key operating metrics are as follows:

—        We ended the quarter with 54 specialty retail stores and 29 outlet stores, reflecting the net addition  over the last 12 months of 10 specialty retail stores;

—        Average retail square footage in the second quarter  was approximately 159 thousand square feet, an 11.0% increase compared to 2011;

—        Sales per square foot for comparable stores for the latest twelve months were $1,019; and

—        Comparable direct-to-consumer sales (inclusive of e-commerce) increased 34% in the second quarter of 2012.

kate spade segment operating income in the second quarter of 2012 and 2011 was $2 million (2.1% and 2.4% of net sales, respectively). kate spade segment adjusted operating income in the second quarter was $9 million (9.1% of net sales), compared to adjusted operating income of $5 million (6.8% of net sales) in 2011.

Net sales for the Adelington Design Group & Other segment decreased $59 million, or 75.6%, in the second quarter to $19 million, substantially all of which was related to the impact of exited businesses.

Adelington Design Group & Other segment operating loss in the second quarter was ($5) million ((24.3%) of net sales), compared to an operating loss of ($13) million ((17.0%) of net sales) in 2011. Adelington Design Group & Other segment adjusted operating income in the second quarter was less than $1 million (2.5% of adjusted net sales), compared to adjusted operating income of $1 million (1.2% of net sales) in 2011.

About Fifth & Pacific Companies, Inc.

Fifth & Pacific Companies, Inc. (formerly Liz Claiborne Inc.) designs and markets a portfolio of retail-based, premium, global lifestyle brands including Juicy Couture, kate spade, and Lucky Brand. In addition, the Adelington Design Group, a private brand jewelry design and development group, markets brands through department stores as well as serves jcpenney via exclusive supplier agreements for the Liz Claiborne and Monet jewelry lines and Kohl’s via an exclusive supplier agreement for Dana Buchman jewelry. The Company also has licenses for the Liz Claiborne New York brand, available at QVC and Lizwear, which is distributed through the club store channel. Fifth & Pacific Companies, Inc. maintains an 18.75% stake in Mexx, a European and Canadian apparel and accessories retail-based brand. Visit www.fifthandpacific.com for more information.

Fifth & Pacific Companies, Inc. Forward-Looking Statement

Statements contained herein that relate to the Company’s future performance, financial condition, liquidity or business or any future event or action are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements are indicated by words or phrases such as “intend,” “anticipate,” “plan,” “estimate,” “target,” “forecast,” “project,” “expect,” “believe,” “we are optimistic that we can,” “current visibility indicates that we forecast,” “contemplation” or “currently envisions” and similar phrases. Such statements are based on current expectations only, are not guarantees of future performance, and are subject to certain risks, uncertainties and assumptions. The Company may change its intentions, belief or expectations at any time and without notice, based upon any change in the Company’s assumptions or otherwise. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. In addition, some risks and uncertainties involve factors beyond the Company’s control. Among the risks and uncertainties are the following: our ability to continue to have the necessary liquidity, through cash flows from operations and availability under our amended and restated revolving credit facility, may be adversely impacted by a number of factors, including the level of our operating cash flows, our ability to maintain established levels of availability under, and to comply with the financial and other covenants included in, our amended and restated revolving credit facility and the borrowing base requirement in our amended and restated revolving credit facility that limits the amount of borrowings we may make based on a formula of, among other things, eligible accounts receivable and inventory and the minimum availability covenant in our amended and restated revolving credit facility that requires us to maintain availability in excess of an agreed upon level; general economic conditions in the United States, Europe and other parts of the world, including the impact of debt reduction efforts in the United States; levels of consumer confidence, consumer spending and purchases of discretionary items, including fashion apparel and related products, such as ours; restrictions in the credit and capital markets, which would impair our ability to access additional sources of liquidity, if needed; changes in the cost of raw materials, labor, advertising and transportation which could impact prices of our products; our ability to successfully implement our long-term strategic plans, including the focus on our JUICY COUTURE, LUCKY BRAND and KATE SPADE brands and expansion into markets outside of the US, such as KATE SPADE’s joint venture in China and the conditional exercise of our option to acquire the KATE SPADE joint venture in Japan; our ability to sustain recent improved performance in our LUCKY BRAND business; our ability to successfully improve the operations and results, creative direction and product offering at  our JUICY COUTURE brand; our dependence on a limited number of large US department store customers, and the risk of consolidations, restructurings, bankruptcies and other ownership changes in the retail industry and financial difficulties at our larger department store customers; whether or not the purchase of the 51% interest in the Kate Spade Japan joint venture will be consummated, and if consummated whether we will be successful operating the KATE SPADE business in Japan; risks associated with the transition of the MEXX business to an entity in which we hold a minority interest and the possible failure of such entity that may make our interest therein of little or no value and risks associated with the ability of the majority shareholder to operate the MEXX business successfully, which will impact the potential value of our minority interest; costs associated with (i) the transition of the LIZ CLAIBORNE family of brands, MONET US, DANA BUCHMAN, KENSIE and MAC & JAC brands from the Company to their respective acquirers and (ii) the early termination and transition of the DKNY® Jeans and DKNY® Active licenses; our ability to anticipate and respond to constantly changing consumer demands and tastes and fashion trends, across multiple brands, product lines, shopping channels and geographies; our ability to attract and retain talented, highly qualified executives, and maintain satisfactory relationships with our employees; our ability to adequately establish, defend and protect our trademarks and other proprietary rights; our ability to successfully develop or acquire new product lines or enter new markets or product categories, and risks related to such new lines, markets or categories; risks associated with the sale of the LIZ CLAIBORNE family of brands to J.C. Penney Corporation, Inc. and the licensing arrangement with QVC, Inc., including, without limitation, our ability to maintain productive working relationships with these parties and possible changes or disputes in our other brand relationships or relationships with other retailers and existing licensees as a result; the impact of the highly competitive nature of the markets within which we operate, both within the US and abroad; our reliance on independent foreign manufacturers, including the risk of their failure to comply with safety standards or our policies regarding labor practices; risks associated with our buying/sourcing agreement with Li & Fung Limited (“Li & Fung”), which results in a single third party foreign buying/sourcing agent for a significant portion of our products; risks associated with the closing of our Ohio distribution center and our US distribution services agreement with Li & Fung, which results in a single third party service provider for a significant portion of our US distribution and our ability to effectively transition our distribution function to Li & Fung within our expected timeline; a variety of legal, regulatory, political and economic risks, including risks related to the importation and exportation of product, tariffs and other trade barriers; our ability to adapt to and compete effectively in the current quota environment in which general quota has expired on apparel products, but political activity seeking to re-impose quota has been initiated or threatened; our exposure to currency fluctuations; risks associated with material disruptions in our information technology systems; risks associated with privacy breaches; risks associated with credit card fraud and identity theft; risks associated with third party service providers, both domestic and overseas, including service providers in the area of e-commerce; limitations on our ability to utilize all or a portion of our US deferred tax assets if we experience an “ownership change”; the outcome of current and future litigation and other proceedings in which we are involved and such other factors as are set forth in this press release, and in the Company’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2012 including in the sections entitled  “Item 1A-Risk Factors” and “Statement on Forward Looking Statements,” to be filed with the S.E.C. and the Company’s 2011 Annual Report on Form 10-K, including in the sections entitled  “Item 1A-Risk Factors” and “Statement on Forward Looking Statements,” previously filed with the S.E.C. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Three Months Ended			Three Months Ended
	June 30, 2012	% of		July 2, 2011	% of
	(13 Weeks)	Sales		(13 Weeks)	Sales

Net Sales	$336,858	100.0%		$360,283	100.0%
Cost of goods sold	146,141	43.4%		174,615	48.5%
Gross Profit	190,717	56.6%		185,668	51.5%
Selling, general & administrative expenses	228,260	67.8%		225,863	62.7%
Operating Loss	(37,543)	(11.1	) %	(40,195)	(11.2	) %
Other income (expense), net	4,842	1.4%		(2,755)	(0.8	) %
(Loss) gain on extinguishment of debt, net	(2,788)	(0.8	) %	6,547	1.8%
Interest expense, net	(12,268)	(3.6	) %	(15,436)	(4.3	) %
Loss Before Provision for Income Taxes	(47,757)	(14.2	) %	(51,839)	(14.4	) %
Provision for income taxes	1,794	0.5%		1,985	0.6%
Loss from Continuing Operations	(49,551)	(14.7	) %	(53,824)	(14.9	) %
Discontinued operations, net of income taxes	(2,547)	(0.8	) %	(36,072)	(10.0	) %
Net Loss	$(52,098)	(15.5	) %	$(89,896)	(25.0	) %

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations	$(0.46)			$(0.57)
Net Loss	$(0.48)			$(0.95)

Weighted Average Shares, Basic and Diluted (a)	108,863			94,447

(a)

Because the Company incurred a loss from continuing operations for the three months ended June 30, 2012 and July 2, 2011, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(All amounts in thousands, except per common share data)

	Six Months Ended			Six Months Ended
	June 30, 2012	% of		July 2, 2011	% of
	(26 Weeks)	Sales		(26 Weeks)	Sales

Net Sales	$654,005	100.0%		$690,965	100.0%
Cost of goods sold	284,181	43.5%		328,902	47.6%
Gross Profit	369,824	56.5%		362,063	52.4%
Selling, general & administrative expenses	440,309	67.3%		422,836	61.2%
Operating Loss	(70,485)	(10.8	) %	(60,773)	(8.8	) %
Other income (expense), net	2,517	0.4%		(23,895)	(3.5	) %
(Loss) gain on extinguishment of debt, net	(5,646)	(0.9	) %	6,547	0.9%
Interest expense, net	(24,608)	(3.8	) %	(27,074)	(3.9	) %
Loss Before Provision for Income Taxes	(98,222)	(15.0	) %	(105,195)	(15.2	) %
Provision for income taxes	3,059	0.5%		1,686	0.2%
Loss from Continuing Operations	(101,281)	(15.5	) %	(106,881)	(15.5	) %
Discontinued operations, net of income taxes	(11,457)	(1.8	) %	(79,360)	(11.5	) %
Net Loss	$(112,738)	(17.2	) %	$(186,241)	(27.0	) %

Earnings per Share:
Basic and Diluted
Loss from Continuing Operations	$(0.96)			$(1.13)
Net Loss	$(1.07)			$(1.97)

Weighted Average Shares, Basic and Diluted (a)	104,984			94,423

(a)

Because the Company incurred a loss from continuing operations for the six months ended June 30, 2012 and July 2, 2011, all potentially dilutive shares are antidilutive. Accordingly, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED BALANCE SHEETS

(All amounts in thousands)

	June 30, 2012	July 2, 2011
Assets
Current Assets:
Cash and cash equivalents	$173,039	$26,680
Accounts receivable - trade, net	111,175	175,947
Inventories, net	187,878	315,128
Other current assets	51,312	97,514
Total current assets	523,404	615,269

Property and Equipment, Net	209,416	362,537
Goodwill and Intangibles, Net	118,084	227,766
Other Assets	49,586	41,714
Total Assets	$900,490	$1,247,286

Liabilities and Stockholders’ Deficit
Current Liabilities:
Short-term borrowings	$20,791	$144,398
Convertible Senior Notes	28,300	76,407
Other current liabilities	343,410	447,162
Total current liabilities	392,501	667,967

Long-Term Debt	453,425	548,030
Other Non-Current Liabilities	230,062	242,340
Stockholders’ Deficit	(175,498)	(211,051)
Total Liabilities and Stockholders’ Deficit	$900,490	$1,247,286

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(All amounts in thousands)

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Net Loss	$(52,098)	$(89,896)	$(112,738)	$(186,241)

Other Comprehensive (Loss) Income, Net of Income Taxes:
Cumulative translation adjustment, including Euro Notes in 2011 and other instruments, net of income taxes of $0, $1,636, $0 and $269, respectively	(53)	196	(18)	(2,426)
Unrealized losses on available-for-sale securities, net of income taxes of $0	(26)	(38)	(45)	(55)
Change in fair value of cash flow hedges, net of income taxes of $0, $(71), $0 and $127, respectively	-	1,318	-	(4,511)
Comprehensive Loss	$(52,177)	$(88,420)	$(112,801)	$(193,233)

FIFTH & PACIFIC COMPANIES, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(All amounts in thousands)

	Six Months Ended
	June 30, 2012	July 2, 2011
	(26 Weeks)	(26 weeks)

Cash Flows from Operating Activities:
Net loss	$(112,738)	$(186,241)
Adjustments to arrive at loss from continuing operations	11,457	79,360
Loss from continuing operations	(101,281)	(106,881)

Adjustments to reconcile loss from continuing operations to net cash used in operating activities:
Depreciation and amortization	38,685	43,286
Loss on asset disposals and impairments, including streamlining initiatives, net	30,472	13,077
Share-based compensation	5,596	3,433
Foreign currency (gains) losses, net	(272)	26,485
Loss (gain) on extinguishment of debt	5,646	(6,547)
Other, net	(1,370)	(1,200)
Changes in assets and liabilities:
Decrease in accounts receivable - trade, net	8,405	33,178
Decrease (increase) in inventories, net	5,484	(2,004)
Decrease (increase) in other current and non-current assets	1,343	(3,104)
Increase in accounts payable	1,872	7,130
Decrease in accrued expenses and other non-current liabilities	(46,474)	(21,794)
Net change in income tax assets and liabilities	2,023	3,362
Net cash used in operating activities of discontinued operations	(11,054)	(71,045)
Net cash used in operating activities	(60,925)	(82,624)

Cash Flows from Investing Activities:
Purchases of property and equipment	(30,549)	(45,381)
Payments for in-store merchandise shops	(1,301)	(1,265)
Investments in and advances to equity investees	(3,000)	-
Other, net	113	750
Net cash used in investing activities of discontinued operations	-	(12,372)
Net cash used in investing activities	(34,737)	(58,268)

Cash Flows from Financing Activities:
Proceeds from borrowings under revolving credit agreement	109,676	388,155
Repayment of borrowings under revolving credit agreement	(93,497)	(292,325)
Proceeds from issuance of Senior Secured Notes	164,540	220,094
Repayment of Euro Notes	(90,448)	(178,333)
Principal payments under capital lease obligations	(2,204)	(2,076)
Proceeds from exercise of stock options	5,574	25
Payment of deferred financing fees	(4,874)	(7,723)
Other, net	-	(637)
Net cash provided by financing activities of discontinued operations	-	20,477
Net cash provided by financing activities	88,767	147,657

Effect of Exchange Rate Changes on Cash and Cash Equivalents	(2)	(2,799)

Net Change in Cash and Cash Equivalents	(6,897)	3,966
Cash and Cash Equivalents at Beginning of Period	179,936	22,714
Cash and Cash Equivalents at End of Period	$173,039	$26,680

FIFTH & PACIFIC COMPANIES, INC.

SEGMENT REPORTING

(All amounts in thousands)

	Three Months Ended		Three Months Ended
	June 30, 2012	% to	July 2, 2011	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
JUICY COUTURE	$104,947	31.2%	$117,171	32.5%
LUCKY BRAND	112,035	33.3%	97,147	27.0%
KATE SPADE	100,889	29.9%	68,136	18.9%
Adelington Design Group & Other	18,987	5.6%	77,829	21.6%
Total Net Sales	$336,858	100.0%	$360,283	100.0%

	Three Months Ended		Three Months Ended
	June 30, 2012	% of	July 2, 2011	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME (a):
JUICY COUTURE	$(23,636)	(22.5) %	$(15,269)	(13.0) %
LUCKY BRAND	(11,450)	(10.2) %	(10,033)	(10.3) %
KATE SPADE	2,149	2.1%	1,658	2.4%
International-Based Direct Brands	-	-	(3,288)	-
Adelington Design Group & Other	(4,606)	(24.3) %	(13,263)	(17.0) %
Total Operating Loss	$(37,543)	(11.1) %	$(40,195)	(11.2) %

	Three Months Ended		Three Months Ended
	June 30, 2012	% to	July 2, 2011	% to
	(13 Weeks)	Total	(13 Weeks)	Total
NET SALES:
Domestic	$325,669	96.7%	$347,060	96.3%
International	11,189	3.3%	13,223	3.7%
Total Net Sales	$336,858	100.0%	$360,283	100.0%

	Three Months Ended		Three Months Ended
	June 30, 2012	% of	July 2, 2011	% of
	(13 Weeks)	Sales	(13 Weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(29,179)	(9.0) %	$(43,105)	(12.4) %
International	(8,364)	(74.8) %	2,910	22.0%
Total Operating Loss	$(37,543)	(11.1) %	$(40,195)	(11.2) %

(a)      Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

FIFTH & PACIFIC COMPANIES, INC.

SEGMENT REPORTING

(All amounts in thousands)

	Six Months Ended		Six Months Ended
	June 30, 2012	% to	July 2, 2011	% to
	(26 Weeks)	Total	(26 weeks)	Total
NET SALES:
JUICY COUTURE	$215,147	32.9%	$232,471	33.6%
LUCKY BRAND	212,448	32.5%	180,622	26.1%
KATE SPADE	187,336	28.6%	127,383	18.4%
Adelington Design Group & Other	39,074	6.0%	150,489	21.9%
Total Net Sales	$654,005	100.0%	$690,965	100.0%

	Six Months Ended		Six Months Ended
	June 30, 2012	% of	July 2, 2011	% of
	(26 Weeks)	Sales	(26 weeks)	Sales
OPERATING (LOSS) INCOME (a):
JUICY COUTURE	$(37,760)	(17.6)%	$(19,577)	(8.4)%
LUCKY BRAND	(26,834)	(12.6)%	(26,254)	(14.5)%
KATE SPADE	6,424	3.4%	3,321	2.6%
International-Based Direct Brands	-	-	(5,853)	-
Adelington Design Group & Other	(12,315)	(31.5)%	(12,410)	(8.2)%
Total Operating Loss	$(70,485)	(10.8)%	$(60,773)	(8.8)%

	Six Months Ended		Six Months Ended
	June 30, 2012	% to	July 2, 2011	% to
	(26 Weeks)	Total	(26 weeks)	Total
NET SALES:
Domestic	$628,774	96.1%	$662,350	95.9%
International	25,231	3.9%	28,615	4.1%
Total Net Sales	$654,005	100.0%	$690,965	100.0%

	Six Months Ended		Six Months Ended
	June 30, 2012	% of	July 2, 2011	% of
	(26 Weeks)	Sales	(26 weeks)	Sales
OPERATING (LOSS) INCOME:
Domestic	$(61,070)	(9.7) %	$(68,526)	(10.3) %
International	(9,415)	(37.3) %	7,753	27.1%
Total Operating Loss	$(70,485)	(10.8) %	$(60,773)	(8.8) %

(a)      Operating (loss) income includes charges related to streamlining initiatives and brand-exiting activities. Refer to the table entitled “Reconciliation of Non-GAAP Financial Information - Segment Reporting” for further information.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands, except per common share data)

(Unaudited)

The following tables provide reconciliations of (i) Loss from Continuing Operations to Adjusted Loss from Continuing Operations (a) and (ii) Operating Loss to Adjusted Loss from Continuing Operations (a):

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Loss from Continuing Operations	$(49,551)	$(53,824)	$(101,281)	$(106,881)
Streamlining initiatives and brand-exiting activities (b)	28,729	35,022	39,807	39,513
Loss (gain) on extinguishment of debt	2,788	(6,547)	5,646	(6,547)
Interest expense (c)	258	-	530	-
Benefit for income taxes	7,662	10,601	22,985	29,123
Adjusted Loss from Continuing Operations (a)	$(10,114)	$(14,748)	$(32,313)	$(44,792)

Operating Loss	$(37,543)	$(40,195)	$(70,485)	$(60,773)
Streamlining initiatives and brand-exiting activities (b)	28,729	35,022	39,807	39,513
Adjusted Operating Loss (a)	(8,814)	(5,173)	(30,678)	(21,260)

Adjusted interest expense, net (d)	(12,010)	(15,436)	(24,078)	(27,074)
Other income (expense), net	4,842	(2,755)	2,517	(23,895)
Benefit for income taxes (e)	(5,868)	(8,616)	(19,926)	(27,437)

Adjusted Loss from Continuing Operations (a)	$(10,114)	$(14,748)	$(32,313)	$(44,792)

Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations (a)(f)	$(0.09)	$(0.16)	$(0.31)	$(0.47)

(a)      Adjusted Operating Loss excludes streamlining initiatives and brand-exiting activities.  In addition to those items, Adjusted Loss from Continuing Operations and Adjusted Basic and Diluted Earnings per Common Share from Continuing Operations exclude (loss) gain on extinguishment of debt and interest expense related to a multi-employer pension plan, which is payable over four years.

(b)      During the three and six months ended June 30, 2012 and July 2, 2011, the Company recorded expenses related to its streamlining initiatives and brand-exiting activities as follows:

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Payroll, contract termination costs, asset write-downs and other costs	$27,008	$34,211	$37,328	$37,863
Store closure and other brand-exiting activities	1,721	811	2,479	1,650
	$28,729	$35,022	$39,807	$39,513

(c)       Represents interest expense related to a multi-employer pension withdrawal liability, which is payable over four years.

(d)      Excludes interest expense of $258 and $530 for the three and six months ended June 30, 2012, respectively, related to a multi-employer pension withdrawal liability, which is payable over four years.

(e)       Reflects a normalized tax rate based on estimated adjusted pretax loss.

(f)      As the Company incurred an adjusted loss from continuing operations for the three and six months ended June 30, 2012 and July 2, 2011, all potentially dilutive shares are antidilutive.  As such, basic and diluted weighted average shares outstanding are equal for such periods.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Operating (Loss) Income to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities.

	Three Months Ended June 30, 2012 (13 Weeks)
	JUICY COUTURE	LUCKY BRAND	KATE SPADE	Adelington Design Group & Other	Total
Net Sales:
As Reported	$104,947	$112,035	$100,889	$18,987	$336,858

Operating (Loss) Income:
As Reported	$(23,636)	$(11,450)	$2,149	$(4,606)	$(37,543)
Streamlining Initiatives and Brand-Exiting Activities	9,100	7,546	7,003	5,080	28,729

Adjusted Operating (Loss) Income	$(14,536)	$(3,904)	$9,152	$474	$(8,814)
% of Net Sales	(13.9) %	(3.5) %	9.1%	2.5%	(2.6) %

	Three Months Ended
	July 2, 2011 (13 Weeks)
	JUICY COUTURE	LUCKY BRAND	KATE SPADE	Adelington Design Group & Other	International- Based Direct Brands	Total
Net Sales:
As Reported	$117,171	$97,147	$68,136	$77,829	$-	$360,283

Operating (Loss) Income:
As Reported	$(15,269)	$(10,033)	$1,658	$(13,263)	$(3,288)	$(40,195)

Streamlining Initiatives and Brand-Exiting Activities	12,701	4,722	2,958	14,230	411	35,022

Adjusted Operating (Loss) Income	$(2,568)	$(5,311)	$4,616	$967	$(2,877)	$(5,173)
% of Net Sales	(2.2) %	(5.5) %	6.8%	1.2%	-	(1.4) %

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

SEGMENT REPORTING

(All amounts in thousands)

(Unaudited)

The following tables provide a reconciliation of Net Sales to Adjusted Net Sales, which excludes Store Closure and Brand-Exiting Activities and of Operating (Loss) Income to Adjusted Operating (Loss) Income, which excludes Streamlining Initiatives and Brand-Exiting Activities.

		Six Months Ended June 30, 2012 (26 Weeks)
		JUICY COUTURE	LUCKY BRAND	KATE SPADE	Adelington Design Group & Other	Total
Net Sales:
As Reported		$215,147	$212,448	$187,336	$39,074	$654,005
Store Closure and Brand-Exiting Activities		-	-	-	514	514
Adjusted Net Sales		$215,147	$212,448	$187,336	$39,588	$654,519

Operating (Loss) Income:
As Reported		$(37,760)	$(26,834)	$6,424	$(12,315)	$(70,485)
Streamlining Initiatives and Brand-Exiting Activities		11,931	10,214	9,247	8,415	39,807

Adjusted Operating (Loss) Income		$(25,829)	$(16,620)	$15,671	$(3,900)	$(30,678)
% of Adjusted Net Sales		(12.0) %	(7.8) %	8.4%	(9.9) %	(4.7) %

	Six Months Ended
	July 2, 2011 (26 Weeks)
	JUICY COUTURE	LUCKY BRAND	KATE SPADE	Adelington Design Group & Other	International- Based Direct Brands	Total
Net Sales:
As Reported	$232,471	$180,622	$127,383	$150,489	$-	$690,965

Operating (Loss) Income:
As Reported	$(19,577)	$(26,254)	$3,321	$(12,410)	$(5,853)	$(60,773)
Streamlining Initiatives and Brand-Exiting Activities	14,795	4,877	3,199	16,155	487	39,513

Adjusted Operating (Loss) Income	$(4,782)	$(21,377)	$6,520	$3,745	$(5,366)	$(21,260)
% of Net Sales	(2.1) %	(11.8) %	5.1%	2.5%	-	(3.1) %

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following tables provide reconciliations of Net Sales to Comparable Adjusted Net Sales.

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)
Net Sales:
As Reported	$336,858	$360,283	$654,005	$690,965
Brand-Exiting Activities	-	-	514	-
Adjusted Net Sales	336,858	360,283	654,519	690,965

Comparable Adjustments (a)	-	62,146	3,842	115,728

Comparable Adjusted Net Sales	$336,858	$298,137	$650,677	$575,237

(a)              Represents the removal of net sales for the following brands that have been sold or exited, but not presented as discontinued operations: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company’s former Curve fragrance and related brands.

FIFTH & PACIFIC COMPANIES, INC.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION

(All amounts in thousands)

(Unaudited)

The following table provides reconciliations of Loss from Continuing Operations to: (i) EBITDA; (ii) Adjusted EBITDA; (iii) Adjusted EBITDA, Excluding Foreign Currency (Gains) Losses, Net; and (iv) Net Cash (Used in) Provided by Operating Activities.

	Three Months Ended		Six Months Ended
	June 30, 2012	July 2, 2011	June 30, 2012	July 2, 2011
	(13 Weeks)	(13 Weeks)	(26 Weeks)	(26 Weeks)

Loss from Continuing Operations	$(49,551)	$(53,824)	$(101,281)	$(106,881)
Provision for income taxes	1,794	1,985	3,059	1,686
Interest expense, net	12,268	15,436	24,608	27,074
Depreciation and amortization, net (a)	15,722	18,412	32,514	36,777
Loss (gain) on extinguishment of debt	2,788	(6,547)	5,646	(6,547)
EBITDA	(16,979)	(24,538)	(35,454)	(47,891)

Charges due to streamlining initiatives and brand-exiting activities	28,729	35,022	39,807	39,513
Share-based compensation	2,144	1,697	5,596	3,433
Loss on asset disposals and impairments, net (b)	4,662	716	5,888	1,140
Adjusted EBITDA	18,556	12,897	15,837	(3,805)

Foreign currency (gains) losses, net	(2,305)	5,501	(272)	26,485
Adjusted EBITDA, Excluding Foreign Currency (Gains) Losses, Net	16,251	18,398	15,565	22,680

Net income tax (payments) refunds	(946)	(920)	254	89
Interest expense, net of amortization	(9,416)	(12,120)	(18,437)	(20,565)
Streamlining initiatives and brand-exiting activities, excluding non-cash charges	(7,901)	(23,168)	(15,223)	(27,576)
Changes in working capital and other assets and liabilities	(14,209)	30,638	(29,370)	13,406
Other (c)	(7,610)	(4,593)	(13,714)	(70,658)

Net Cash (Used in) Provided by Operating Activities	$(23,831)	$8,235	$(60,925)	$(82,624)

Adjusted EBITDA, Excluding Foreign Currency (Gains) Losses, Net		$18,398		$22,680
Adelington Design Group & Other closed and exited brands (d)		(11,081)		(19,180)
Comparable Adjusted EBITDA		$7,317		$3,500

(a)         Excludes amortization included in Interest expense, net.

(b)         Excludes depreciation included in Depreciation and amortization, net.

(c)         Includes discontinued operations and equity in earnings of equity investees.

(d)         Represents estimated adjusted EBITDA for the following: Liz Claiborne / JCPenney apparel and handbags, Axcess, DKNY® Jeans, Dana Buchman apparel and the Company’s former Curve fragrance and related brands.

FIFTH & PACIFIC COMPANIES, INC.

AVAILABILITY UNDER REVOLVING CREDIT FACILITY

(In thousands)

June 30, 2012

Total Revolving Credit Facility Size (a)	$350,000

Borrowing Base (a)	$385,613

Outstanding Borrowings	16,179

Letters of Credit Issued (b)	28,200

Available Capacity	$305,621

Excess Capacity (c)	$260,621

(a)     Availability under the revolving credit facility is the lesser $350 million or a borrowing base comprised primarily of eligible accounts receivable and inventory.

(b)     Included $1 million of outstanding MEXX letters of credit that were cash collateralized as of the MEXX closing on October 31, 2011.

(c)     Excess capacity represents available capacity reduced by the minimum required aggregate borrowing availability of $45 million.